Conference Call Participants

Ron Richards - Investor

Wolf Scheck - Morgan Stanley

Michael Potter - Monarch Capital Group

Michael Epstein - Northeast Securities

CPS TECHNOLOGIES CORP.

Moderator: Ralph Norwood

May 16, 2012

8:30 a.m. ET

Operator:	Good morning. My name is (Dorothy) and I will be your conference operator today. At this time, I would like to welcome everyone to the CPS Technologies Corporation first-quarter conference call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question-and-answer session. If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key.

Your hosts for today are Ralph Norwood, Chief Financial; and Grant Bennett, Chief Executive Officer. Thank you. Mr. Norwood, you may begin.

Ralph Norwood: Thank you, operator. Good morning. Before we begin the business portion of the call, I would like to point out to all of you that statements in this conference call that are not strictly historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and should be considered as subject to the many uncertainties that exist in CPS’ operation and environment.

These uncertainties include economic conditions, market demands and competitive factors. Such factors could cause actual results to differ materially from those in any forward-looking statement. Now to the results of the first quarter.

Our revenues for the quarter totaled $3.6 million, down 39 percent from the $5.8 million earned in the first quarter of 2011. Two-thirds of this decline was in our AlSiC products and most of this was associated with the traction market; that is high-speed trains. This market continues to be weak as the aftershock of the train crashed last summer in China persists. However, we are seeing signs of what we believe will be in an inevitable rebound.

Sales of our products for lids used as heat spreaders were also down and some key products were nearing their end of life. These reductions in our AlSiC products were partially offset by the increase in pin fin coolers used in the hybrid electric vehicles.

Our hermetic packaging products and revenues from our contract with the Army Research Laboratory were also reflecting weak economies and pressure to reduce defense spending in the U.S.

Largely as a result of reduced revenues our gross margin dropped from 15 percent in the first quarter last year to a negative 1 percent in the first quarter of 2012. In particular, this reflects the fact that our fixed manufacturing cost was spread over a sharp reduction in revenues.

In the quarter, margin was also adversely affected by additional cost associated with an outside finishing operation and an increase in our obsolescence from products produced several months ago.

Selling, general and administrative expenses were flat versus the first quarter last year. And our other expense or interest expense was down due to the net payback of our capital leases which reduced that cost. We also benefited from a tax credit of approximately 37 percent of our pre-tax loss in the current quarter.

Turning to the balance sheet, our days sales outstanding, or DSOs, declined from 66 days at the end of 2011 to 63 days at the end of March. Inventories on the other hand increased from $3.1 million to $3.4 million during the quarter, reflecting our conscious decision to build inventories on high-volume products that will be required to meet customer-provided forecasts for the balance of the year.

We spent $157,000 on capital expenditures in the quarter, somewhat below the $198,000 of depreciation and amortization. Our cash balance decreased from $1.1 million at year end to a little over $600,000 at the end of March, due principally to operating losses which we incurred during the quarter.

Finally, earlier this month we also renewed our revolving credit facility and equipment lease line with the Sovereign Bank. The lease line remains at $1.25 million but we doubled the credit line to $2 million to provide additional flexibility. Both of these lines mature a year from now in May 2013.

At this point in the call, I would like to turn the phone over to Grant who will offer his comments and our results for the quarter and his perspective for the coming quarters.

Grant Bennett: Thank you, Ralph. Good morning, everyone. Thank you for joining us this morning and we look forward to your questions.

We are disappointed with our results in the first quarter as we continue to experience weak demand for existing products. Ralph has commented on some of the underlying reasons for that.

As most of you are aware, the largest single market for our products is the traction market; motor controllers for high-speed trains and subway cars. The general weakness in Europe, which is one of the main markets for high-speed trains, as well as weakness in China, certainly have impacted our results.

Demand for our heat spreaders for application-specific integrated circuits and microprocessors, products that are primarily used in switches and routers was also weaker than it has been in the past.

As I indicated in our year-end press release, we view these factors as temporary and we expect that sales will accelerate in the second-half of 2012. We receive from our major customers rolling forecasts. In some cases, these forecasts are updated each week. In some cases, they’re updated each month.

We have two mechanisms for using these forecasts to help us look into the future. One mechanism is simply, “What does the forecast say, “Is it going down? Or is it going up?” And as we look forward, the forecasts in the second half of this year are going up.

A Second mechanism is to look at the accuracy of the forecast by comparing what the forecast indicates the customer will buy compared to what they actually did buy for that period. We witnessed in the fourth quarter of last year and the first quarter of this year customers consistently were purchasing less than their forecasts were indicating they were going to purchase.

We see very recently that customers are, in general, purchasing what their forecast indicates they’re going to be purchasing. And at least for one or two key customers, the customers have begun to purchase slightly more than their near-term forecasts.

I was in Europe last week visiting existing and potential customers, all of whom had the same message: the weak demand is negatively affecting their top lines, which in turn, of course, is affecting the orders that they’re placing with us.

However, the consensus was very strong that they and we have seen the worst of it and that things will start to move up, although only incrementally in the very near term. Although we can’t predict with precision when demand will turn up for our existing products, we can’t say with some confidence that the Chinese rail system has returned to placing orders and that the hybrid vehicles which use our baseplates will soon be beginning volume production, and that these developments will result in increased demand for us.

Again, we believe that the current weakness is temporary in nature. As we indicated in our year-end press release, we have made the decision to retain a level of fixed cost capable of supporting higher sales; engineering support that we believe will be needed in the second half of this year.

Let me comment on some of the substance behind a very positive outlook from our perspective in the intermediate term. One item is that even though there’s a variety of beliefs about how significant the penetration of the hybrid and electric vehicles will be in the overall automotive market, nonetheless even the more conservative projections for the penetration of hybrid and electric vehicles mean significant volume for us. And you’re undoubtedly aware that new models continue to be announced and introduced at an increasing pace.

We made a press release about two months ago regarding a four-year agreement with the Tier One Automotive manufacturer, wherein our customer has estimated the demand for the products we are supplying to them would be between $45 million and $50 million over a four-year period. I’m delighted that that customer has now given us permission to indicate who they are.

The customer is Continental Automotive, a $30 billion Tier One supplier located in Germany. Those of us in the U.S. know them primarily by one of their divisions, Continental Tire. But the Continental Tire business is only one division; they have several divisions focused on automotive electronics. They are a very, very strong player in all aspects of electronic systems, primarily in Europe but also in the U.S.

Our supply agreement is with them. The parts that are covered by the supply agreement are currently specified in and will be used by four car models. These car models include two models made by Audi, in particular the Audi A6 hybrid and the Audi Q5 hybrid. The motor controllers will be built on our base plates. These models today are not yet available for sale in the U.S. The Q5 will be available in August in the U.S. and the Audi A6 will be available later in the year in the U.S.

In addition to these two models, the parts covered by the supply agreement go into two models for Renault, the French auto maker. These cars will not be available for sale in North America.

Our supply agreement with Continental covers specific parts, but we have additional business not covered by the agreement, both with Continental and with other auto manufacturers.

For example our parts are also found in the BMW 7-Series ActiveHybrid and in the Mercedes Benz S-Class Hybrid. Both of those are relatively small volume, very high-end automobiles. We certainly expect the demand for Audi A6 Hybrid and the Audi Q5 Hybrid to be significantly larger than (advance) for these other automobiles.

A third reason we project growth is that we continue to make progress in our sales and marketing efforts in Japan, both in the traction business and in the hybrid and electric automobile business. Japan is, of course, a major, major market for both of these applications.

In the traction business the production in Japan is approximately equal to the production in Europe. Japan and Europe collectively account for over 90 percent of the worldwide production of motor controllers for traction applications. We have a very strong position in Europe but our position is growing in Japan, where we are in qualification at the three-largest producers of motor control modules in Japan.

We’ve been calling on these customers for a number of years, but our success in Europe, coupled with the recognition by many Japanese companies that they need to have more than one supplier, has finally opened doors for us in Japan.

We continue to make progress in our Armor activities and that we have been very active this year in participating in tradeshows. We’ve participated in three significant trade shows so far this year; two in Europe and one in the U.S. relating to armor and structural applications. We are excited about armor itself, and also about the spin-offs from our Armor activities which we believe are applicable for a variety of structural applications.

For example, we have a light-weight aluminum composite that is a spin-off from our Armor activity; we’ve begun to talk to customers about that.

Let me conclude my comments there and open up for questions.

Operator:	At this time, I would like to everyone in order to ask a question please press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Again, to ask a question please press star then the number on your telephone keypad. Your first question comes from the line of Wolfe Scheck from Morgan Stanley.

(Wolfe Check): Good morning. Good morning, gentlemen.

Ralph Norwood: Good morning (inaudible).

(Wolfe Check): And thank you, Grant. And Ralph is setting up a very well-organized conference call. Hopefully, we have a lot of things in the hire here. Can you just elaborate on your supply – your ability to supply various customers in terms of your distribution network and your manufacturing capacity with all these things if things really do come together in the next six months?

Grant Bennett: Sure. This is Grant here and then Ralph let you chip in as well.

I mentioned our customers give us rolling forecasts generally covering a years-forward demand. We use these forecasts to plan capacity expansions; we have the capacity in place to meet demand for at least the next year.

We have also invested in the “broad infrastructure” needed to meet our European business. For example that included obtaining VAT registration in Germany and in Switzerland, we pay the VAT upon import, then we bill our customer for VAT.

For some of the products we’re selling, there is a coating process that is performed on our parts by a supplier to us in Europe before they are shipped on to the end customer. During this past year, we’ve fully qualified two vendors there. And we’ve worked through the logistics in the automotive area. For example, the shipments go from our vendor in Europe to the assembly plants of Continental in returnable or especially designed containers.

There are a lot of logistics, but they are now all in place. They’re all shaken down and operating. And we have the capacity in place. Given the fixed costs in place, the negative impact on our profitability has been swift as our volumes have declined, the positive impact will be equally swift as volumes increase.

Wolfe Scheck: OK. Thank you.

Operator:	Your next question comes from the line of Michael Potter with Monarch Capital Group.

Michael Potter: Hi, guys.

Grant Bennett: Hi.

Michael Potter: I’m a little confused from your commentary at the beginning as far as you’re tracking your customer’s rolling forecast. Some of them on anywhere close to the forecast they gave you. Some of them at forecast they gave you. Where are you currently? Do you anticipate you’re going to return to profitability? Or at least be in cash flow breakeven in the current quarter?

Grant Bennett: I’m hesitant to give a specific forecast. Ralph, let me defer to you on this. Why don’t you comment on that?

Ralph Norwood: Sure. Our customers providing forecasts are based on forecast they’re getting from their customers. And frankly, they have not been very accurate of late. As Grant indicated, the forecasts show demand increasing, but we are hesitant to predict just when that turnaround is going to take place, but we do see the ramp-up in the HEV vehicles and in the rebound in China occurring later this year.

That being said, obviously cash will flow from that. But if you look at our low level of receivables coming into this quarter, it’s going to be a while before we become cash flow positive. I don’t see that happening in this quarter; beyond that depends on what happens to the sales.

I think we’re well covered with our partners at Sovereign Bank, where we have a $2 million credit facility should we need to use it. So I think our liquidity is pretty well covered but we’re just not in the position to give forecast much in more detail and more specificity than we’ve already provided.

Grant Bennett: Let me just comment that our activity in hybrid automobile area is fairly significant and the automobiles that I described are not yet available for purchase but will be later on this year. And as we look at our forecast we certainly ask ourselves “What could happen here? What could happen there?” Under almost all these scenarios we see by the fourth quarter a return to profitability but we are hesitant to be too specific beyond that.

Michael Potter: Thank you, guys.

Operator:	Again, if you would like to ask a question, please press star then the number one on your telephone keypad.

Our next question comes from the line of (Ron Richards) with a Private Investor.

(Ron Richards): Hi, guys. Just had a question that I saw the Infineon and Fuji announced that the PCIM that they agreed on standard for IGBT for HEV vehicles, any –could you give a comment on that?

Grant Bennett: Yes. I’m impressed at your diligence. And to be quite candid, this general topic was one of the reasons I was in Europe last week with our Director of Marketing.

We’ve been both at Infineon more than once this year and we’ve been at Fuji in Japan this year. To be very specific, our baseplates are not used in Infineon’s HybridPack II. They’re using a copper pin fin baseplates as the press release indicates.

Let me simply say that we are working very closely with Infineon for the follow-on projects. And we’re working with them very intensively in a development mode.

Let me just say that as they look at HybridPack III, IV or V that we certainly expect to be a supplier in those future generation products. Not all of them, but certainly some of them. We are a very important vendor to them and we have a wonderful deep relationship as it relates to the development of next-generation products.

So in short, this is exactly the application that we’re talking about. I think it’s public knowledge the Hyundai Sonata Hybrid uses the HybridPack II. But the development for the HybridPack II was finished over two years ago and we’ve been working with Infineon and with other suppliers for future generation products.

(Ron Richards): OK. Thank you.

Operator:	Your question comes from the line of (Michael Epsin) from (Northeast Securities).

(Michael Epsin): Gentlemen. Grant, could you give us more color on some design wins and coading activity that you mentioned in your press release?

Grant Bennett: Sure. Every business runs to a different heartbeat and the nature of our business really is design wins. We are fundamentally, generally speaking, a components supplier into high-reliability equipment. And we need to get the design win and then the eventual OEM needs to manufacture and be successful in selling that equipment.

I’m very pleased that we have, in the past quarter, achieved a design win with a major company co-headquarted in Switzerland and Sweden for a traction and wind turbine motor control application. This is a customer that has recently significantly expanded their capacity in this area.

And because of the fact that we’ve been supplying them a separate product –it’s a much lower volume product, for several years, the qualification cycle is quite quick so that we actually will see before the end of this year some demand from that design win.

I’ve referred to Japan: there are various gates one marches through to truly realize the design win; we are marching through those gates at more than one major Japanese module producer.

We are also in qualification at a large Chinese manufacturer of motor control modules. We expect over time that we’ll have direct competition coming out of China; every American company should make that assumption. But nonetheless, the motor control module industry is starting to be developed in China and we’re pleased that we’re in the qualification process for some baseplates there as well.

(Michael Epsin): Thank you.

Operator:	And there are no further questions at this time.

Grant Bennett: Very good. Let me, again, thank everyone for joining us. And we look forward to staying in touch.

Operator:	Thank you. This concludes today’s conference call. You may now disconnect.

END